Exhibit 6.11

SETTLEMENT AND MUTUAL RELEASE AGREEMENT

This Settlement and Mutual Release Agreement (this "**Agreement**") is entered into as of the 31st day of July, 2026, by and among **McQueen Labs Inc.** ("**McQueen**"), in its capacity and as Company Manager on behalf of **McQueen Labs Series LLC – Series 003 – 2012 Lexus LFA**, a registered series of McQueen Labs Series, LLC (the "**Series**"); **GoFaster 1730 LLC** ("**GoFaster**"); **Delavaco Holdings Inc.** ("**Delavaco**"); and **Catherine DeFrancesco** ("**Ms. DeFrancesco**"). Each is a "Party" and together the "Parties."

RECITALS

A. Whereas the Series owned one (1) 2012 Lexus LFA, VIN JTHHX8BH6C1000470 (the "**Vehicle**"), and sold it to GoFaster pursuant to a Bill of Sale dated July 31st, 2026, for a purchase price of $1,473,000.00 (the "**Purchase Price**").

B. Whereas upon collection of the Purchase Price, net of all fees and requisite taxes, the Series would owe distributions to Delavaco of $633,388.35 (the "**Delavaco Obligation**") and to Ms. DeFrancesco of $225,204.75 (the "**DeFrancesco Obligation**", together, the "**Obligations**").

C. In full satisfaction of the Purchase Price, and at the direction of McQueen, GoFaster paid $614,406.90 to the Series and has paid the Obligations directly to Delavaco and Ms. DeFrancesco. The Parties now wish to confirm those payments and release one another.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties agree as follows:

1. Settlement. The Purchase Price was paid and satisfied in full by GoFaster as follows:

Cash paid to the Series	$614,406.90
Paid to Delavaco in satisfaction of the Delavaco Obligation	$633,388.35
Paid to Ms. DeFrancesco in satisfaction of the DeFrancesco Obligation	$225,204.75
Total	**$1,473,000.00**

The Parties ratify and confirm the foregoing payments and set-offs.

2. Full Satisfaction. Delavaco confirms receipt of $633,388.35 in full satisfaction of the Delavaco Obligation, and Ms. DeFrancesco confirms receipt of $225,204.75 in full satisfaction of the DeFrancesco Obligation. Each Obligation is fully paid and discharged, no further amounts are or will become due in respect thereof, and any instrument evidencing an Obligation is cancelled. McQueen, on its own behalf and on behalf of the Series, confirms that the Purchase Price has been paid in full and that GoFaster has no further obligation in respect of the Vehicle or the Bill of Sale.

3. Representations. Each Party represents that it has full power and authority to enter into this Agreement and that this Agreement is its valid and binding obligation. McQueen represents that the Series held good title to the Vehicle free and clear of all liens and that the sale was duly authorized. Delavaco and Ms. DeFrancesco each represents that it or she is the sole owner of its or her Obligation, has not assigned it, and holds no lien on the Vehicle (and releases any such lien, and will sign any release reasonably requested).

4. Mutual Release. Each Party, on behalf of itself and its affiliates, officers, directors, members, managers, successors, assigns and heirs, fully and forever releases each other Party and its affiliates, officers, directors, members, managers, successors, assigns and heirs from all claims, demands, liabilities and causes of action of every kind, whether known or unknown, arising out of or relating to the Vehicle, the Bill of Sale, the Purchase Price or the Obligations, based on facts existing on or before the date of this Agreement. This release does not cover obligations under this Agreement or claims arising from fraud or willful misconduct. Each Party agrees not to bring any claim released under this Section.

5. Miscellaneous. This Agreement is the entire agreement among the Parties on this subject and supersedes all prior discussions. It may be amended only in a writing signed by all Parties. Each Party will sign any further documents reasonably necessary to carry out its intent. This Agreement is governed by the laws of the State of Delaware, and the Parties submit to the exclusive jurisdiction of the courts located in that State. If any provision is unenforceable, the remainder stays in effect. This Agreement is not an admission of liability. It may be signed in counterparts and by electronic signature, each of which is an original and all of which form one agreement.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

MCQUEEN LABS INC.

Signed by:

By: Curtis Hopkins

Name: Curtis Hopkins

Title: Chief Executive Officer

MCQUEEN LABS SERIES LLC – SERIES 003 – 2012 LEXUS LFA

By: McQueen Labs Inc., its Company Manager

Signed by:

By: Curtis Hopkins

Name: Curtis Hopkins

Title: Chief Executive Officer

GOFASTER 1730 LLC

Signed by:

By: Lachlan

Name: Lachlan DeFrancesco

Title: Director

DELAVACO HOLDINGS INC.

DocuSigned by:

By: Catherine DeFrancesco

Name: Catherine DeFrancesco

Title: Director

CATHERINE DEFRANCESCO

DocuSigned by:

Catherine DeFrancesco

Catherine DeFrancesco